Wiley Reports Fourth Quarter and Fiscal Year 2023 Results
Announces Portfolio Actions to Reshape Company and Maximize Value Creation

June 15, 2023 - Hoboken, NJ – Wiley (NYSE: WLY) today reported results for the fourth quarter and fiscal year ended April 30, 2023. The Company is announcing strategic actions that will focus Wiley on its leading global position in the development and application of new knowledge and drive greater profitability, growth, and value creation.

STRATEGIC FOCUS
•Go Forward: Focusing Wiley on its strongest and most profitable businesses and large market opportunities in Research and Learning.
•Portfolio Actions: Divesting non-core education businesses, including University Services (known as online program management), Wiley Edge (formerly Talent Development) and CrossKnowledge. These assets will be reported as “businesses held for sale” starting in Q1 2024. In Q4 2023, Wiley divested its test prep and Advancement Courses lines in Academic.
•Fiscal 2024 Transition Year: Streamlining organization and rightsizing cost structure to reflect these portfolio actions. The benefits of these actions will be realized in Fiscal 2025 and Fiscal 2026.

FOURTH QUARTER SUMMARY (results vs. prior year)
•GAAP Results: Revenue of $526 million (-4%), Operating income of $82 million (+41%), and EPS of $1.22 (+$0.46).
•Adjusted Results at Constant Currency: Revenue of $526 million (-2%), Adjusted EBITDA of $137 million (+23%), and Adjusted EPS of $1.45 (+32%).

FULL YEAR SUMMARY (results vs. prior year)
•GAAP Results: Revenue of $2,020 million (-3%), Operating income of $56 million (-$163 million), and EPS of $0.31 (-$2.31). GAAP earnings performance primarily due to $100 million ($1.77/share) of non-cash goodwill impairment in Education Services/University Services and restructuring charges totalling $49 million ($0.66/share).
•Adjusted Results at constant currency: Revenue of $2,020 million (0%), Adjusted EBITDA of $422 million (-2%), and Adjusted EPS of $3.84 (-8%).
•Cash from Operations of $277 million (-$62 million) and Free Cash Flow of $173 million (-$50 million) mainly due to higher restructuring payments and interest expense.

MANAGEMENT COMMENTARY
“Today we are announcing strategic actions that will make Wiley simpler, stronger, and more profitable by focusing on our long-standing position as a global leader in research, publishing and digital solutions that accelerate the creation and application of new knowledge,” said Brian Napack, President and CEO. “Our goal, as always, is to maximize value creation for our shareholders and deliver impact for all our stakeholders. The actions that we are now taking will allow us to materially improve our performance and margins in Fiscal 2025 and 2026 and position us for sustained, profitable growth in the years ahead. We look forward to discussing this at our investor day later this year."

FINANCIAL PERFORMANCE
See accompanying financial tables for the Fourth Quarter and Fiscal Year 2023.

Research
•Fourth Quarter Revenue of $280 million was down 6%, or 5% at constant currency mainly due to the Hindawi publishing disruption and macroeconomic headwinds impacting our corporate offerings. As discussed in the third quarter, Hindawi’s special issues program was suspended due to the presence in certain special issues of compromised articles. To date, Wiley has closed four Hindawi journals and retracted over 1,700 articles. Full Year Revenue of $1,080 million was down 3% as reported, or flat at constant currency.
•Fourth Quarter Adjusted EBITDA of $106 million was up 4% at constant currency on cost savings initiatives and lower employee costs. Full Year Adjusted EBITDA of $377 million was down 2% at constant currency mainly driven by investments to scale publishing and solutions partially offset by lower royalty costs largely due to the product mix. Full Year Adjusted EBITDA margin of 34.9% was in line with prior year.

Academic
•Fourth Quarter Revenue of $183 million was down 3%, or 2% at constant currency due to modest declines in both Academic Publishing and University Services. Full Year Revenue of $690 million was down 9% as reported, or down 7% at constant currency, with print declines in publishing partially offsetting growth in digital courseware and continued enrollment challenges and lower tuition share in services.
•Fourth Quarter Adjusted EBITDA of $55 million was up 30% at constant currency on restructuring savings. Full Year Adjusted EBITDA of $148 million was down 13% at constant currency driven primarily by revenue performance and higher distribution and technology costs. Full Year Adjusted EBITDA margin of 21.4% compared to 22.8% in the prior year.

Talent
•Fourth Quarter Revenue of $63 million was up 8%, or 12% at constant currency due to growth in placements and assessments. Full Year Revenue of $249 million was up 17% as reported, or 24% at constant currency with double-digit growth in placements and assessments (corporate training) driving performance.
•Fourth Quarter Adjusted EBITDA of $13 million was up 10% at constant currency mainly due to revenue performance and restructuring savings. Full Year Adjusted EBITDA of $52 million was up 18% at constant currency driven primarily by revenue performance partially offset by increased inflationary impacts on placements and investments to scale talent development. Full Year Adjusted EBITDA margin of 21.1% vs. 21.6% in prior year.

Adjusted Corporate Expenses (Adjusted EBITDA)
•Fourth Quarter Adjusted Corporate Expenses of $37 million declined 15% at constant currency due to lower employee costs. Full Year Adjusted Corporate Expenses of $155 million declined 8% at constant currency primarily due to lower employee related costs, including lower annual incentive compensation for fiscal year 2023.

EPS
•Fourth Quarter GAAP EPS of $1.22 compared to $0.76 in the prior year period mainly due to the earnings improvement and a gain from the sale of test prep and advancement courses. Full Year GAAP EPS was $0.31 compared to $2.62 in the prior year, primarily due to non-cash impairment and restructuring charges totalling $2.43 per share. In the third quarter, Wiley recorded a non-cash goodwill impairment charge of $100 million, or $1.77 per share, for its Education Services and University Services businesses. For the full year, Wiley recorded restructuring charges totalling $49 million, or $0.66 per share, related to targeted headcount reductions and real estate consolidation.
•Fourth Quarter Adjusted EPS of $1.45 was up 32% at constant currency primarily due to higher Adjusted Operating Income mainly from restructuring savings. Full Year Adjusted EPS of $3.84 was down 8% at constant currency primarily due to lower Adjusted Operating Income and higher interest expense.

Balance Sheet, Cash Flow, and Capital Allocation
•Net Debt-to-EBITDA Ratio (Trailing Twelve Months) at year end was 1.5x compared to 1.6x at prior year end.
•Net Cash Provided by Operating Activities (Full Year) was $277 million compared to $339 million in the prior year period. This is primarily due to higher restructuring payments (+$21 million), higher interest expense (+$18 million), and lower cash earnings. Free Cash Flow less Product Development Spending (Full Year) was $173 million compared to $223 million in the prior year period, primarily due to higher restructuring payments, higher interest payments, and lower cash earnings, offsetting lower capex.
•Returns to Shareholders: The Company raised its dividend for the 29th consecutive year in Fiscal 2023. For the year, Wiley utilized $77 million for dividends and $35 million to repurchase 832,000 shares at an average cost per share of $42.07. This compares to 544,000 shares repurchased in the prior year. There were no material acquisitions in Fiscal 2023.

FISCAL YEAR 2024 TRANSITION YEAR OUTLOOK
Wiley’s Fiscal 2024 outlook excludes businesses held for sale: University Services, Wiley Edge (Talent Development), and CrossKnowledge, as well as those businesses sold in Fiscal 2023 (test prep and advancement courses). These assets will be reported as businesses ‘held for sale” starting in Q1 2024. Collectively, these businesses generated $393 million of revenue (19% of Wiley) and $43 million of Adjusted EBITDA (10% of Wiley) in Fiscal 2023.

Wiley’s go-forward reporting structure will consist of two segments: (1) Research and (2) Learning. Research is unchanged with reporting lines of Research Publishing and Research Solutions. Learning will include reporting lines of Academic (education publishing) and Professional (professional publishing and assessments). Wiley will begin to report on this structure in the first quarter and provide two years of pro forma results for comparability.

Metric ($millions, except EPS)	Fiscal 2023 All Company	Fiscal 2023 Ex-Divestitures	Fiscal 2024 Outlook Ex-Divestitures
Adjusted Revenue*	$2,020	$1,627	$1,580 to $1,630
Research		$1,080	Flat (+3% ex-Hindawi)
Learning		$547	Down by low single digits
Adjusted EBITDA*	$422	$379	$305 to $330
Adjusted EPS*	$3.84	$3.48	$2.05 to $2.40

*Wiley’s Fiscal 2024 outlook (“Adjusted Revenue,” “Adjusted EBITDA,” and “Adjusted EPS”) exclude businesses held for sale, including University Services, Wiley Edge (formerly Talent Development), and CrossKnowledge, as well as those sold in Fiscal 2023: Test Prep and Advancement Courses.

Fiscal Year 2024 Transition Year Outlook
•Adjusted Revenue – primarily due to the Hindawi special issues publishing pause and continued softness in consumer and corporate spending. Note, this is a new metric defined as revenue adjusted to exclude businesses held for sale.
•Adjusted EBITDA – primarily due to projected revenue performance, notably Hindawi, and higher employee costs from the combination of an incentive compensation reset and wage inflation. From its portfolio and restructuring actions, the Company expects material performance and margin improvement in Fiscal 2025 and Fiscal 2026.
•Adjusted EPS – further impacted by $0.42 of non-operational items including a higher tax rate (-$0.21/share), pension expense (-$0.11/share), and interest expense (-$0.10/share). Wiley’s higher tax rate is primarily due to a less favorable mix of earnings by country and an increase in the UK statutory rate. Wiley froze its U.S. and U.K. pension programs in 2015, and they are approximately 90% funded.

Wiley is not providing a Free Cash Flow outlook due to the uncertainty around both the timing of divestitures and the size and scope of restructuring payments.

EARNINGS CONFERENCE CALL
Scheduled for today, June 15 at 10:00 am (ET). Access webcast at Investor Relations at investors.wiley.com, or directly at https://events.q4inc.com/attendee/368565267. U.S. callers, please dial (888) 210-3346 and enter the participant code 2521217#. International callers, please dial (646) 960-0253 and enter the participant code 2521217#.

ABOUT WILEY
Wiley is one of the world’s largest publishers and a global leader in scientific research and career-connected education. Founded in 1807, Wiley enables discovery, powers education, and shapes workforces. Through its industry-leading content, digital platforms, and knowledge networks, the company delivers on its timeless mission to unlock human potential. Visit us at Wiley.com. Follow us on Facebook, Twitter, LinkedIn and Instagram.

NON-GAAP FINANCIAL MEASURES
Wiley provides non-GAAP financial measures and performance results such as “Adjusted EPS,” “Adjusted Operating Income,” “Adjusted EBITDA,” “Adjusted CTP,” “Adjusted Income before Taxes,” “Adjusted Income Tax Provision,” “Adjusted Effective Income Tax Rate,” “Free Cash Flow less Product Development Spending,” “organic revenue,” “Adjusted Revenue,” and results on a Constant Currency basis to assess underlying business performance and trends. Management believes non-GAAP financial measures, which exclude the impact of restructuring charges and credits and certain other items, and the impact of acquisitions provide a useful comparable basis to analyze operating results and earnings. See the reconciliations of non-GAAP financial measures and explanations of the uses of non-GAAP measures in the supplementary information. We have not provided our 2024 outlook for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including restructuring charges and credits, gains and losses on foreign currency, and other gains and losses. These items are uncertain, depend on various factors, and could be material to our consolidated results computed in accordance with U.S. GAAP.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company and are subject to change based on many important factors. Such factors include, but are not limited to: (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities; (x) the ability to realize operating savings over time and in fiscal year 2024 in connection with our multiyear Business Optimization Program and our Fiscal Year 2023 Restructuring Program; and (xi) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Category: Earnings releases

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1) (2)
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Dollars in thousands, except per share information)
(unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2023	2022	2023	2022
Revenue, net	$526,127	$545,653	$2,019,900	$2,082,928
Costs and expenses:
Cost of sales	174,157	187,004	692,541	700,658
Operating and administrative expenses	245,821	279,331	1,037,399	1,079,585
Impairment of goodwill (3)	—	—	99,800	—
Restructuring and related charges (credits)	4,185	(266)	49,389	(1,427)
Amortization of intangible assets	19,492	21,153	84,881	84,836
Total costs and expenses	443,655	487,222	1,964,010	1,863,652

Operating income	82,472	58,431	55,890	219,276
As a % of revenue	15.7%	10.7%	2.8%	10.5%

Interest expense	(10,560)	(5,063)	(37,745)	(19,802)
Foreign exchange transaction gains (losses)	611	(1,704)	894	(3,192)
Gain on sale of businesses and certain assets	10,177	—	10,177	3,694
Other income, net	2,908	161	3,884	9,685

Income before taxes	85,608	51,825	33,100	209,661

Provision for income taxes	17,264	8,679	15,867	61,352
Effective tax rate	20.2%	16.7%	47.9%	29.3%
Net income	$68,344	$43,146	$17,233	$148,309
As a % of revenue	13.0%	7.9%	0.9%	7.1%

Earnings per share
Basic	$1.23	$0.78	$0.31	$2.66
Diluted	$1.22	$0.76	$0.31	$2.62

Weighted average number of common shares outstanding
Basic	55,355	55,668	55,558	55,759
Diluted	56,137	56,529	56,355	56,598

Notes:
(1) The supplementary information included in this press release for the three months and year ended April 30, 2023 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) All amounts are approximate due to rounding.

(3) As previously announced, in the third quarter of fiscal year 2023 we reorganized our Education lines of business into two new customer-centric segments. Our new segment reporting structure consists of three reportable segments which includes Research (no changes), Academic, and Talent, as well as a Corporate expense category (no change). As a result of this realignment, we were required to test goodwill for impairment immediately before and after the realignment. Prior to the realignment, we concluded that the fair value of the Education Services reporting unit was below its carrying value, which resulted in a pre-tax non-cash goodwill impairment of $31.0 million. After the realignment, we concluded that the fair value of the University Services reporting unit within the Academic segment was below its carrying value which resulted in an additional pre-tax non-cash goodwill impairment of $68.8 million.

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1) (2)
RECONCILIATION OF US GAAP MEASURES to NON-GAAP MEASURES
(unaudited)

Reconciliation of US GAAP EPS to Non-GAAP Adjusted EPS
	Three Months Ended April 30,		Year Ended April 30,
	2023	2022	2023	2022
US GAAP Earnings Per Share - Diluted	$1.22	$0.76	$0.31	$2.62
Adjustments:
Impairment of goodwill	0.09	—	1.77	—
Legal settlement (3)	—	—	0.05	—
Pension income related to the wind up of the Russia plan (4)	(0.02)	—	(0.02)	—
Restructuring and related charges (credits)	0.06	—	0.66	(0.02)
Foreign exchange (gains) losses on intercompany transactions, including the write off of certain cumulative translation adjustments (4)	(0.01)	0.02	0.01	0.02
Amortization of acquired intangible assets (5)	0.26	0.29	1.21	1.21
Gain on sale of businesses and certain assets (6)	(0.11)	—	(0.11)	(0.05)
Income tax adjustments (8)	(0.04)	0.01	(0.04)	0.38
Non-GAAP Adjusted Earnings Per Share - Diluted	$1.45	$1.08	$3.84	$4.16

Reconciliation of US GAAP Income Before Taxes to Non-GAAP Adjusted Income Before Taxes
(amounts in thousands)	Three Months Ended April 30,		Year Ended April 30,
	2023	2022	2023	2022
US GAAP Income Before Taxes	$85,608	$51,825	$33,100	$209,661
Pretax Impact of Adjustments:
Impairment of goodwill	—	—	99,800	—
Legal settlement (3)	—	—	3,671	—
Pension income related to the wind up of the Russia plan (4)	(1,750)	—	(1,750)	—
Restructuring and related charges (credits)	4,185	(266)	49,389	(1,427)
Foreign exchange (gains) losses on intercompany transactions, including the write off of certain cumulative translation adjustments (4)	(449)	1,019	457	1,513
Amortization of acquired intangible assets (5)	20,566	22,265	89,177	89,346
Gain on sale of businesses and certain assets (6)	(10,177)	—	(10,177)	(3,694)
Non-GAAP Adjusted Income Before Taxes	$97,983	$74,843	$263,667	$295,399

Reconciliation of US GAAP Income Tax Provision to Non-GAAP Adjusted Income Tax Provision, including our US GAAP Effective Tax Rate and our Non-GAAP Adjusted Effective Tax Rate

US GAAP Income Tax Provision	$17,264	$8,679	$15,867	$61,352
Income Tax Impact of Adjustments (7)
Impairment of goodwill	(4,857)	—	—	—
Legal settlement (3)	—	—	716	—
Pension income related to the wind up of the Russia plan (4)	(437)	—	(437)	—
Restructuring and related charges (credits)	992	(142)	12,151	(260)
Foreign exchange (gains) losses on intercompany transactions, including the write off of certain cumulative translation adjustments (4)	(142)	41	132	597
Amortization of acquired intangible assets (5)	5,372	6,017	20,183	20,816
Gain on sale of businesses and certain assets (6)	(3,860)	—	(3,860)	(922)
Income Tax Adjustments:
Impact of increase in UK statutory rate on deferred tax balances (8)	2,370	(689)	2,370	(21,415)
Non-GAAP Adjusted Income Tax Provision	$16,702	$13,906	$47,122	$60,168

US GAAP Effective Tax Rate	20.2%	16.7%	47.9%	29.3%
Non-GAAP Adjusted Effective Tax Rate	17.0%	18.6%	17.9%	20.4%

Notes:
(1) See Explanation of Usage of Non-GAAP Performance Measures included in this supplementary information for additional details on the reasons why management believes presentation of each non-GAAP performance measure provides useful information to investors. The supplementary information included in this press release for the three months and year ended April 30, 2023 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) All amounts are approximate due to rounding.

(3) We settled a litigation matter related to consideration for a previous acquisition for $3.7 million during the three months ended January 31, 2023. This amount is reflected in Operating and administrative expenses on our Condensed Consolidated Statements of Income.

(4) In the three months and year ended April 30, 2023, due to the closure of our operations in Russia, there was a curtailment and settlement credit due to the wind up of the Russia Pension Plan of $1.8 million which is reflected in Other income, net on our Condensed Consolidated Statements of Income. In addition, we wrote off the $1.1 million cumulative translation adjustment in earnings because the Russia entity was deemed substantially liquidated. This amount is reflected in Foreign exchange gains (losses) on our Condensed Consolidated Statements of Income.

(5) Reflects the amortization of intangible assets established on the opening balance sheet for an acquired business. This includes the amortization of intangible assets such as developed technology, customer relationships, tradenames, etc., which is reflected in the "Amortization of intangible assets" line in the Condensed Consolidated Statements of Income. It also includes the amortization of acquired product development assets, which is reflected in Cost of sales in the Condensed Consolidated Statements of Income.

(6) In the three months and year ended April 30, 2023, the gain on sale of businesses is due to the sale of Wiley's Efficient Learning test prep portfolio business and our advancement courses business, which were both included in our Academic segment, and resulted in a pretax gain of approximately $10.2 million (net of tax gain of $6.3 million). For the year ended April 30, 2022, the gain on sale of certain assets is due to the sale of our world languages product portfolio, which was included in our Academic segment, and resulted in a pretax gain of approximately $3.7 million (net of tax gain of $2.8 million).

(7) For the three months ended April 30, 2023, the tax impact was $4.3 million of current tax benefit and $3.7 million of deferred taxes. For the year ended April 30, 2023, substantially all of the tax impact was from deferred taxes. For the three months and year ended April 30, 2022, substantially all of the tax impact was from deferred taxes.

(8) In the three months ended July 31, 2021, the UK enacted legislation that increased its statutory rate from 19% to 25% effective April 1, 2023. This resulted in a $21.4 million non-cash deferred tax expense from the re-measurement of the Company’s applicable UK net deferred tax liabilities during the three months ended July 31, 2021. These adjustments impacted deferred taxes. For the three months and year ended April 30, 2023, we recorded a $2.4 million non-cash deferred tax benefit related to pensions due to the UK statutory rate change. These adjustments impacted deferred taxes.

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1)
RECONCILIATION OF US GAAP NET INCOME TO NON-GAAP EBITDA AND ADJUSTED EBITDA
(unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2023	2022	2023	2022
Net Income	$68,344	$43,146	$17,233	$148,309
Interest expense	10,560	5,063	37,745	19,802
Provision for income taxes	17,264	8,679	15,867	61,352
Depreciation and amortization	50,111	52,686	213,253	215,170
Non-GAAP EBITDA	146,279	109,574	284,098	444,633
Impairment of goodwill	—	—	99,800	—
Legal settlement	—	—	3,671	—
Restructuring and related charges (credits)	4,185	(266)	49,389	(1,427)
Foreign exchange (gains) losses on intercompany transactions, including the write off of certain cumulative translation adjustments	(611)	1,704	(894)	3,192
Gain on sale of businesses and certain assets	(10,177)	—	(10,177)	(3,694)
Other income, net	(2,908)	(161)	(3,884)	(9,685)
Non-GAAP Adjusted EBITDA	$136,768	$110,851	$422,003	$433,019
Adjusted EBITDA Margin	26.0%	20.3%	20.9%	20.8%

Notes:
(1) See Explanation of Usage of Non-GAAP Performance Measures included in this supplementary information for additional details on the reasons why management believes presentation of each non-GAAP performance measure provides useful information to investors. The supplementary information included in this press release for the three months and year ended April 30, 2023 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1) (2) (3)
SEGMENT RESULTS
(in thousands)
(unaudited)

			% Change
	Three Months Ended April 30,		Favorable (Unfavorable)
	2023	2022 (3)	Reported	Constant Currency
Research:
Revenue, net
Research Publishing (4)	$240,889	$257,025	-6%	-5%
Research Solutions (4)	39,550	41,067	-4%	-2%
Total Revenue, net	$280,439	$298,092	-6%	-5%

Contribution to Profit	$82,640	$76,985	7%	6%
Adjustments:
Restructuring charges	605	—	#	#
Non-GAAP Adjusted Contribution to Profit	$83,245	$76,985	8%	7%
Depreciation and amortization	22,700	23,759	4%	3%
Non-GAAP Adjusted EBITDA	$105,945	$100,744	5%	4%
Adjusted EBITDA margin	37.8%	33.8%

Academic:
Revenue, net
Academic Publishing	$127,024	$130,965	-3%	-1%
University Services	55,764	58,405	-5%	-4%
Total Revenue, net	$182,788	$189,370	-3%	-2%

Contribution to Profit	$36,512	$22,542	62%	63%
Adjustments:
Restructuring charges (credits)	275	(123)	#	#
Impairment of goodwill	—	—	#	#
Non-GAAP Adjusted Contribution to Profit	$36,787	$22,419	64%	65%
Depreciation and amortization	18,194	20,099	9%	9%
Non-GAAP Adjusted EBITDA	$54,981	$42,518	29%	30%
Adjusted EBITDA margin	30.1%	22.5%

Talent:
Total Revenue, net	$62,900	$58,191	8%	12%

Contribution to Profit	$7,516	$7,566	-1%	2%
Adjustments:
Restructuring charges (credits)	609	(222)	#	#
Non-GAAP Adjusted Contribution to Profit	$8,125	$7,344	11%	14%
Depreciation and amortization	4,760	4,693	-1%	-3%
Non-GAAP Adjusted EBITDA	$12,885	$12,037	7%	10%
Adjusted EBITDA margin	20.5%	20.7%

Corporate Expenses:	$(44,196)	$(48,662)	9%	7%
Adjustments:
Restructuring charges	2,696	79	#	#
Non-GAAP Adjusted Contribution to Profit	$(41,500)	$(48,583)	15%	13%
Depreciation and amortization	4,457	4,135	-8%	-9%
Non-GAAP Adjusted EBITDA	$(37,043)	$(44,448)	17%	15%

Consolidated Results:
Revenue, net	$526,127	$545,653	-4%	-2%

Operating Income	$82,472	$58,431	41%	39%
Adjustments:
Restructuring charges (credits)	4,185	(266)	#	#
Non-GAAP Adjusted Operating Income	$86,657	$58,165	49%	47%
Depreciation and amortization	50,111	52,686	5%	4%
Non-GAAP Adjusted EBITDA	$136,768	$110,851	23%	23%
Adjusted EBITDA margin	26.0%	20.3%

Notes:
(1) The supplementary information included in this press release for the three months and year ended April 30, 2023 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) All amounts are approximate due to rounding.

(3) In the three months ended January 31, 2023, we reorganized our Education lines of business into two new customer-centric segments. The Academic segment addresses the university customer group and includes Academic Publishing and University Services. The Talent segment addresses the corporate customer group and will be focused on delivering training, sourcing, and upskilling solutions. Our new segment reporting structure consists of three reportable segments which includes Research (no changes), Academic, and Talent, as well as a Corporate expense category (no change), which includes certain costs that are not allocated to the reportable segments. Prior period segment results have been revised to the new segment presentation. There were no changes to our consolidated financial results.

(4) As previously announced in May 2022, our revenue by product type previously referred to as Research Platforms was changed to Research Solutions. Research Solutions includes infrastructure and publishing services that help societies and corporations thrive in a complex knowledge ecosystem. In addition to Platforms (Atypon), certain product offerings such as corporate sales which included the recent acquisitions of Madgex Holdings Limited (Madgex), and Bio-Rad Laboratories Inc.’s Informatics products (Informatics) that were previously included in Research Publishing moved to Research Solutions to align with our strategic focus. Research Solutions also includes product offerings related to certain recent acquisitions such as J&J, and EJP. Prior period results have been revised to the new presentation. There were no changes to the total Research segment or our consolidated financial results. The revenue was $24.9 million for the three months ended April 30, 2022, $93.3 million for the year ended April 30, 2022, and $80.3 million for the year ended April 30, 2021.

(5) In the three months ended January 31, 2023, we settled a litigation matter related to consideration for a previous acquisition for $3.7 million.

(6) On January 1, 2020, Wiley acquired mthree, a talent placement provider that addresses the IT skills gap by finding, training, and placing job-ready technology talent in roles with leading corporations worldwide. Its results of operations are included in our Talent segment. In late May 2022, Wiley renamed the mthree talent development solution to Wiley Edge and discontinued use of the mthree trademark during the three months ended July 31, 2022. As a result of these actions, we determined that a revision of the useful life was warranted, and the intangible asset was fully amortized over its remaining useful life resulting in accelerated amortization expense of $4.6 million in the three months ended July 31, 2022.

# Variance greater than 100%

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1) (2) (3)
SEGMENT RESULTS
(in thousands)
(unaudited)

			% Change
	Year Ended April 30,		Favorable (Unfavorable)
	2023	2022 (3)	Reported	Constant Currency
Research:
Revenue, net
Research Publishing (4)	$926,773	$963,715	-4%	-1%
Research Solutions (4)	153,538	147,628	4%	7%
Total Revenue, net	$1,080,311	$1,111,343	-3%	0%

Contribution to Profit	$281,802	$294,989	-4%	-4%
Adjustments:
Restructuring charges	2,182	238	#	#
Non-GAAP Adjusted Contribution to Profit	$283,984	$295,227	-4%	-3%
Depreciation and amortization	93,008	94,899	2%	-1%
Non-GAAP Adjusted EBITDA	$376,992	$390,126	-3%	-2%
Adjusted EBITDA margin	34.9%	35.1%

Academic:
Revenue, net
Academic Publishing	$481,752	$531,705	-9%	-7%
University Services	208,656	227,407	-8%	-8%
Total Revenue, net	$690,408	$759,112	-9%	-7%

Contribution to Profit	$(41,887)	$91,717	#	#
Adjustments:
Restructuring charges (credits)	10,366	(470)	#	#
Impairment of goodwill	99,800	—	#	#
Non-GAAP Adjusted Contribution to Profit	$68,279	$91,247	-25%	-23%
Depreciation and amortization	79,741	81,721	2%	1%
Non-GAAP Adjusted EBITDA	$148,020	$172,968	-14%	-13%
Adjusted EBITDA margin	21.4%	22.8%

Talent:
Total Revenue, net	$249,181	$212,473	17%	24%

Contribution to Profit	$25,404	$23,936	6%	10%
Adjustments:
Restructuring charges	3,009	23	#	#
Accelerated amortization of an intangible asset (6)	4,594	—	#	#
Non-GAAP Adjusted Contribution to Profit	$33,007	$23,959	38%	41%
Depreciation and amortization	19,448	21,997	12%	7%
Non-GAAP Adjusted EBITDA	$52,455	$45,956	14%	18%
Adjusted EBITDA margin	21.1%	21.6%

Corporate Expenses:	$(209,429)	$(191,366)	-9%	-13%
Adjustments:
Restructuring charges (credits)	33,832	(1,218)	#	#
Legal settlement (5)	3,671	—	#	#
Non-GAAP Adjusted Contribution to Profit	$(171,926)	$(192,584)	11%	7%
Depreciation and amortization	16,462	16,553	1%	-2%
Non-GAAP Adjusted EBITDA	$(155,464)	$(176,031)	12%	8%

Consolidated Results:
Revenue, net	$2,019,900	$2,082,928	-3%	0%

Operating Income	$55,890	$219,276	-75%	-76%
Adjustments:
Restructuring charges (credits)	49,389	(1,427)	#	#
Impairment of goodwill	99,800	—	#	#
Legal settlement (5)	3,671	—	#	#
Accelerated amortization of an intangible asset (6)	4,594	—	#	#
Non-GAAP Adjusted Operating Income	$213,344	$217,849	-2%	-3%
Depreciation and amortization	208,659	215,170	3%	1%
Non-GAAP Adjusted EBITDA	$422,003	$433,019	-3%	-2%
Adjusted EBITDA margin	20.9%	20.8%

# Variance greater than 100%

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)
(unaudited)

	April 30, 2023	April 30, 2022
Assets:
Current assets
Cash and cash equivalents	$106,714	$100,397
Accounts receivable, net	310,121	331,960
Inventories, net	30,733	36,585
Prepaid expenses and other current assets	93,711	81,924
Total current assets	541,279	550,866

Technology, property and equipment, net	247,149	271,572
Intangible assets, net	854,794	931,429
Goodwill	1,204,050	1,302,142
Operating lease right-of-use assets	91,197	111,719
Other non-current assets	170,341	193,967
Total assets	$3,108,810	$3,361,695

Liabilities and shareholders' equity:
Current liabilities
Accounts payable	$84,325	$77,438
Accrued royalties	113,423	101,596
Short-term portion of long-term debt	5,000	18,750
Contract liabilities	504,695	538,126
Accrued employment costs	80,458	117,121
Short-term portion of operating lease liabilities	19,673	20,576
Other accrued liabilities	87,979	95,812
Total current liabilities	895,553	969,419
Long-term debt	743,292	768,277
Accrued pension liability	86,304	78,622
Deferred income tax liabilities	144,042	180,065
Operating lease liabilities	115,540	132,541
Other long-term liabilities	79,052	90,502
Total liabilities	2,063,783	2,219,426
Shareholders' equity	1,045,027	1,142,269
Total liabilities and shareholders' equity	$3,108,810	$3,361,695

Notes:
(1) The supplementary information included in this press release for April 30, 2023 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

JOHN WILEY & SONS, INC.
SUPPLEMENTARY INFORMATION (1)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended April 30,
	2023	2022
Operating activities:
Net income	$17,233	$148,309
Impairment of goodwill	99,800	—
Amortization of intangible assets	84,881	84,836
Amortization of product development assets	32,366	35,162
Depreciation and amortization of technology, property, and equipment	96,006	95,172
Other noncash charges	85,419	80,050
Net change in operating assets and liabilities	(138,634)	(104,429)
Net cash provided by operating activities	277,071	339,100

Investing activities:
Additions to technology, property, and equipment	(81,155)	(88,843)
Product development spending	(22,958)	(27,015)
Businesses acquired in purchase transactions, net of cash acquired	(7,292)	(75,703)
Proceeds related to the sale of businesses and certain assets	15,585	3,375
Acquisitions of publication rights and other	(2,578)	(5,838)
Net cash used in investing activities	(98,398)	(194,024)

Financing activities:
Net debt repayments	(38,934)	(10,996)
Cash dividends	(77,298)	(77,205)
Purchases of treasury shares	(35,000)	(30,000)
Other	(17,336)	(13,437)
Net cash used in financing activities	(168,568)	(131,638)

Effects of exchange rate changes on cash, cash equivalents and restricted cash	(3,570)	(7,070)

Change in cash, cash equivalents and restricted cash for period	6,535	6,368

Cash, cash equivalents and restricted cash - beginning	100,727	94,359
Cash, cash equivalents and restricted cash - ending	$107,262	$100,727

CALCULATION OF NON-GAAP FREE CASH FLOW LESS PRODUCT DEVELOPMENT SPENDING (2)

	Year Ended April 30,
	2023	2022
Net cash provided by operating activities	$277,071	$339,100
Less: Additions to technology, property, and equipment	(81,155)	(88,843)
Less: Product development spending	(22,958)	(27,015)
Free cash flow less product development spending	$172,958	$223,242

Notes:
(1) The supplementary information included in this press release for the year ended April 30, 2023 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) See Explanation of Usage of Non-GAAP Performance Measures included in this supplemental information.

JOHN WILEY & SONS, INC.
EXPLANATION OF USAGE OF NON-GAAP PERFORMANCE MEASURES
In this earnings release and supplemental information, management may present the following non-GAAP performance measures:
•Adjusted Earnings Per Share (Adjusted EPS);
•Free Cash Flow less Product Development Spending;
•Adjusted Revenue;
•Adjusted Contribution to Profit and margin;
•Adjusted Operating Income and margin;
•Adjusted Income Before Taxes;
•Adjusted Income Tax Provision;
•Adjusted Effective Tax Rate;
•EBITDA, Adjusted EBITDA and margin;
•Organic revenue; and
•Results on a constant currency basis.
Management uses these non-GAAP performance measures as supplemental indicators of our operating performance and financial position as well as for internal reporting and forecasting purposes, when publicly providing our outlook, to evaluate our performance and calculate incentive compensation.
We present these non-GAAP performance measures in addition to US GAAP financial results because we believe that these non-GAAP performance measures provide useful information to certain investors and financial analysts for operational trends and comparisons over time. The use of these non-GAAP performance measures may also provide a consistent basis to evaluate operating profitability and performance trends by excluding items that we do not consider to be controllable activities for this purpose.
The performance metric used by our chief operating decision maker to evaluate performance of our reportable segments is Adjusted Contribution to Profit. We present both Adjusted Contribution to Profit and Adjusted EBITDA for each of our reportable segments as we believe Adjusted EBITDA provides additional useful information to certain investors and financial analysts for operational trends and comparisons over time. It removes the impact of depreciation and amortization expense, as well as presents a consistent basis to evaluate operating profitability and compare our financial performance to that of our peer companies and competitors.
For example:
•Adjusted EPS, Adjusted Revenue, Adjusted Contribution to Profit, Adjusted Operating Income, Adjusted Income Before Taxes, Adjusted Income Tax Provision, Adjusted Effective Tax Rate, Adjusted EBITDA, and organic revenue (excluding acquisitions) provide a more comparable basis to analyze operating results and earnings and are measures commonly used by shareholders to measure our performance.
•Free Cash Flow less Product Development Spending helps assess our ability, over the long term, to create value for our shareholders as it represents cash available to repay debt, pay common stock dividends, and fund share repurchases and acquisitions.
•Results on a constant currency basis remove distortion from the effects of foreign currency movements to provide better comparability of our business trends from period to period. We measure our performance excluding the impact of foreign currency (or at constant currency), which means that we apply the same foreign currency exchange rates for the current and equivalent prior period.
In addition, we have historically provided these or similar non-GAAP performance measures and understand that some investors and financial analysts find this information helpful in analyzing our operating margins and net income, and in comparing our financial performance to that of our peer companies and competitors. Based on interactions with investors, we also believe that our non-GAAP performance measures are regarded as useful to our investors as supplemental to our US GAAP financial results, and that there is no confusion regarding the adjustments or our operating performance to our investors due to the comprehensive nature of our disclosures.
We have not provided our 2024 outlook for the most directly comparable US GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including restructuring charges and credits, gains and losses on foreign currency, and other gains and losses. These items are uncertain, depend on various factors, and could be material to our consolidated results computed in accordance with US GAAP.
Non-GAAP performance measures do not have standardized meanings prescribed by US GAAP and therefore may not be comparable to the calculation of similar measures used by other companies and should not be viewed as alternatives to measures of financial results under US GAAP. The adjusted metrics have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, US GAAP information. It does not purport to represent any similarly titled US GAAP information and is not an indicator of our performance under US GAAP. Non-GAAP financial metrics that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-GAAP measures.